RALPH E. DAVIS
ASSOCIATES, INC.

August 14, 2009

Mr. Allen Hobbs
Controller
Jurasin Oil & Gas, Inc.
9700 Richmond Avenue, Suite 124
Houston, Texas 77042

Dear Mr. Hobbs:

At your request, we have appraised the proved reserves for the leasehold and royalty interests in the Ensminger Prospect owned by Jurasin Oil & Gas. The subject property is located in South Jeanerette Field in St. Mary Parish, Louisiana.

We have prepared estimates of the reserves, future production and income attributable to the subject interests with an effective date of December 31, 2008. The reserves included in this letter conform to the definition of proved reserves approved by the SPE/WPC/AAPG/SPEE Petroleum Resources Management System (SPE-PRMS) document as co-sponsored by the Society of Petroleum Engineers, the World Petroleum Council, the American Association of Petroleum Geologists and the Society of Petroleum Evaluation Engineers. The results of our study are summarized as follows:

**Estimated Net Reserves and Income Data**
**Certain Leasehold and Royalty Interests of**
**Jurasin Oil & Gas**
**As of December 31, 2008**

| | PROVED | | |
|---|---|---|---|
| | Undeveloped | Undeveloped Behind Pipe | Total |
| Net Reserves | | | |
| Oil/Condensate-MBarrels | 54 | 25 | 79 |
| Gas-MMCF | 3,573 | 1,651 | 5,224 |
| Income Data ($M) | | | |
| Future Gross Revenue | $28,421 | $15,029 | $43,450 |
| Ad Val & Severance Taxes | $901 | $423 | $1,324 |
| Operating Costs | $400 | $350 | $750 |
| Capital Costs | $4,181 | $50 | $4,321 |
| Future Net Income (FNI) | $22,939 | $14,205 | $37,145 |
| FNI @ 10% | $16,842 | $4,768 | $21,610 |

*Totals may not add due to computer rounding.*

Oil and condensate products are expressed in standard 42 gallon barrels. Gas volumes are expressed in million cubic feet (MMCF) at the official temperature and pressure bases where the gas reserves are located.

**DISCUSSION**

Jurasin plans to drill the replacement well, the Ensminger No. 3, to 15,200 feet (TVD) to the over pressured Planulina section and offset the original Ensminger well by 800 feet. There was previous production of 3,265 MMcf and 49,049 Bbls from the No. 69 Sand before Exxon abandoned the completion to recomplete to the No. 68 Sand. The well was producing 2 MMcf/d at the time the completion was abandoned. While attempting the recompletion they experienced numerous mechanical problems causing the casing to collapse which resulted in the loss of the well.

This report reflects the initial completion in the Ensminger No. 3 to the No. 68 sand with a recompletion to commingle No. 67 and 69 sands. Initial rates for the completions are 12 and 5 MMcf/d respectively.

**METHOD OF APPRAISAL**

The properties have been evaluated on the basis of future net cash flow, which is defined as the amount of future net income, which will accrue to the appraised interest by operating the properties to the estimated limit of profitable operation. The future net cash flow has been discounted at an annual effective rate of ten percent as the primary discount rate for this study. The future net cash flow has also been discounted at various other rates, as shown on the schedules. The discounted values shown are for your information and should not be construed as our estimate of fair market value.

**RESERVE DETERMINATION**

The reserves presented in this report have been estimated using engineering and geological methods widely accepted in the industry. In general, these estimates were made using performance methods that utilize extrapolations of various historical data including, but not limited to, oil, gas and water production and pressure history. For the behind pipe reserves and undeveloped reserves, estimates were made using volumetric methods or by analogy to wells within each respective field and reservoir.

Future production rates may be subject to regulation by various governmental agencies, changes in market demand or other factors; consequently, actual producing rates may differ materially from volumes predicted.

**ECONOMIC PARAMETERS**

**Prices** – Prices are the NYMEX oil and gas strip prices provided by Jurasin.

**Costs** – Operating costs for the well in this report were provided by Jurasin. No provision has been made for the value of salvable equipment or the leases at abandonment, nor were costs included to properly plug and abandon the wells.

## GENERAL

No consideration has been given to Jurasin's corporate overhead, income taxes, depletion, depreciation or any other indirect costs.

Titles to the evaluated properties have not been examined by Ralph E. Davis Associates, Inc., nor has the actual degree or type of interest owned been independently confirmed. The data used in our evaluation were obtained from Jurasin or from public information sources. A field inspection of the properties was not made.

The reliability of any reserve estimate is a function of the quality of available information and of engineering interpretation and judgment. In our opinion, the reserve estimates presented herein were made in accordance with generally accepted engineering and evaluation principles consistently applied, and are believed to be reasonable. These reserves should be accepted with the understanding that additional activity or additional information subsequent to the effective date of this report might require revision to those reserve estimates.

Neither Ralph E. Davis Associates, Inc. nor any of its employees have any interest in the subject properties and neither the employment to make this study nor the compensation is contingent on its estimates of reserves and future income for the subject properties.

This report was prepared for the exclusive use of Jurasin Oil & Gas, Inc. The data and work papers used in preparing this report are available for examination by authorized parties in our offices.

It has been a privilege to perform this study for you. Please contact us if we can be of further service in this or other matters.

Very truly yours,
RALPH E. DAVIS ASSOCIATES, INC.

Allen L. Kelley
Vice President